SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

FILED BY THE REGISTRANT                              [X]
Filed by a Party other than the Registrant           [_]

Check the appropriate box:
[_]      Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]      DEFINITIVE PROXY STATEMENT
[_]      Definitive Additional Materials
[_]      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                        METTLER-TOLEDO INTERNATIONAL INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------
        (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      NO FEE REQUIRED.
[_]      Fee computed on table below per exchange Act Rules 14a-6(i)(1) and 0-11

         (1)      Title of each class of securities to which transaction applies
         (2)      Aggregate number of securities to which transaction applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         (4)      Proposed maximum aggregate value of transaction:
         (5)      Total fee paid:
[_]      Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:
         (2)      Form, Schedule or Registration Statement No.:
         (3)      Filing Party:
         (4)      Date Filed:

                        Mettler-Toledo International Inc.
                                  Im Langacher
                                 P.O. Box MT-100
                         CH 8606 Greifensee, Switzerland


                                                                  March 31, 1999


Dear Fellow Stockholder:

         You are cordially invited to attend the 1999 Annual Meeting of Stockholders of Mettler-Toledo International Inc. to be held on Tuesday, May 18, 1999, at 10:00 A.M., Eastern Daylight Time, at Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza (corner of Water Street and Broad Street), 27th Floor, New York, New York 10004.

         The Secretary's formal notice of the meeting and the Proxy Statement which appear on the following pages will describe the matters to be acted upon at the meeting.

         We hope that you will be able to attend the meeting in person. However, whether or not you plan to be present, please sign and return your proxy as soon as possible so that your vote will be counted.



                                                     Sincerely yours,

                                                     /s/ Robert F. Spoerry


                                                     Robert F. Spoerry
                                                     Chairman of the Board

                        METTLER-TOLEDO INTERNATIONAL INC.

                            -----------------------



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            -----------------------


         The 1999 Annual Meeting of Stockholders of Mettler-Toledo International Inc., a Delaware corporation (the "Company"), will be held at Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza (corner of Water Street and Broad Street), 27th Floor, New York, New York 10004 on Tuesday, May 18, 1999, at 10:00 A.M., Eastern Daylight Time, for the following purposes:

         1. To elect six directors for terms ending at the 2000 Annual Meeting of Stockholders;

         2. To ratify the appointment of PricewaterhouseCoopers, independent public accountants, as independent auditors for the Company for the fiscal year ending December 31, 1999; and

         3. To transact such other business as may properly come before the meeting.

         The Board of Directors has fixed the close of business on March 19, 1999 as the record date for the determination of the stockholders entitled to notice and to vote at the Annual Meeting and only holders of record of the Company's common stock on said date will be entitled to receive notice of and to vote at the meeting.

         Whether or not you plan to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and promptly return it in the accompanying envelope, which requires no postage if mailed in the United States. You may revoke your proxy at any time before it is voted by delivery to the Company of a subsequently executed proxy or a written notice of revocation or by voting in person at the Annual Meeting.




                                             By order of the Board of Directors,

                                             /s/ James T. Bellerjeau


                                             James T. Bellerjeau
                                             Secretary

March 31, 1999

                        METTLER-TOLEDO INTERNATIONAL INC.
                                  Im Langacher
                                 P.O. Box MT-100
                         CH 8606 Greifensee, Switzerland

                             -----------------------

                                 PROXY STATEMENT

                         Annual Meeting of Stockholders
                           To Be Held on MAY 18, 1999

                             -----------------------

         This proxy statement is furnished to stockholders of Mettler-Toledo International Inc., a Delaware corporation (the "Company" or "Mettler-Toledo"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board" or "Board of Directors") for use at the 1999 Annual Meeting of the Stockholders to be held at 10:00 A.M., Eastern Daylight Time, on Tuesday, May 18, 1999, at Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza (corner of Water Street and Broad Street), 27th Floor, New York, New York 10004, and any adjournments thereof.

         Stockholders of record as of the close of business on March 19, 1999 (the "Record Date") will be entitled to vote at the meeting or any adjournments thereof. As of the Record Date, the Company had outstanding 38,400,363 shares of Common Stock, par value $.01 per share ("Common Stock"), each entitled to one vote on all matters to be voted upon. Voting rights are vested exclusively in the holders of the Common Stock. This proxy statement, the accompanying form of proxy and the Company's annual report to stockholders for the fiscal year ended December 31, 1998 are being mailed on or about March 31, 1999 to each stockholder entitled to vote at the meeting.

                        VOTING AND REVOCATION OF PROXIES

Voting

         If the enclosed proxy is executed and returned in time and not revoked, all shares represented thereby will be voted. Each proxy will be voted in accordance with the stockholder's instructions. If no such instructions are specified, signed proxies will be voted FOR the election of each person nominated for election as a director and FOR the ratification of the appointment by the Audit Committee of the Company's Board of Directors of PricewaterhouseCoopers as independent auditors for the Company for the fiscal year ending December 31, 1999.

     The holders of a majority in number of the total outstanding shares of Common Stock entitled to vote at the meeting, present in person or by proxy, constitutes a quorum. Assuming a quorum is present, the affirmative vote of a plurality of the votes cast at the meeting and entitled to vote in the election will be required for the election of directors and the affirmative vote of a majority of the votes cast at the meeting and entitled to vote thereon will be required to act on all other matters to come before the Annual Meeting, including ratification of the appointment by the Audit Committee of the Company's Board of Directors of PricewaterhouseCoopers as independent auditors for the Company. An automated system administered by the Company's transfer agent tabulates the votes. For purposes of determining the number of votes cast with respect to any voting matter, only those cast "for" or "against" are included; abstentions and broker non-votes are excluded. Accordingly, with respect to the election of directors, abstentions and broker non-votes will have no effect on the outcome. For purposes of determining whether the affirmative vote of a majority of the votes cast at the meeting and entitled to vote has been obtained, abstentions will be included in, and broker non-votes will be excluded from, the number of shares present and entitled to vote. Accordingly, with respect to any matter other than the election of directors, abstentions will have the effect of a vote "against" the matter and broker non-votes will have the effect of reducing the number of affirmative votes required to achieve the majority vote.


Revocation

     A stockholder giving a proxy may revoke it at any time before it is voted by delivery to the Company of a subsequently executed proxy or a written notice of revocation. In addition, returning your completed proxy will not prevent you from voting in person at the meeting should you be present and wish to do so.
                              ELECTION OF DIRECTORS

     The Board of Directors currently consists of six directors. Six directors are to be elected at the Annual Meeting to hold office as directors until the 2000 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified. Unless otherwise directed, proxies in the accompanying form will be voted FOR the nominees listed below. All nominees have consented to be named and to serve if elected. If any one or more of the nominees is unable to serve or for good cause will not serve, proxies will be voted for the substitute nominee or nominees, if any, proposed by the Board of Directors. The Board has no knowledge that any nominee will or may be unable to serve or will or may withdraw from nomination. Each nominee will be elected if he receives the affirmative vote of a plurality of the votes cast by holders of shares of Common Stock at the Annual Meeting.

     The Board of Directors proposes the election of the following directors of the Company for a term of one year. All of the nominees are presently directors of the Company. Set forth below for each nominee is his name and age, all positions and offices with the Company which he holds, if any, his principal occupations during at least the last five years and any additional directorships in publicly held companies or registered investment companies.

Name                           Age      Position or Office Held

Robert F. Spoerry............  43       President, Chief Executive Officer
                                        and Chairman of the Board of Directors
Philip Caldwell..............  79       Director
Reginald H. Jones............  81       Director
John D. Macomber.............  71       Director
Laurence Z. Y. Moh...........  73       Director
Thomas P. Salice.............  39       Director

     Robert F. Spoerry has been President and Chief Executive Officer of the Company since 1993. He served as Head, Industrial and Retail (Europe) of the Company from 1987 to 1993. Mr. Spoerry has been a Director since October 1996. Mr. Spoerry has been Chairman of the Board of Directors since May 18, 1998.

     Philip Caldwell has been a Director since October 1996. Prior to May 18, 1998, Mr. Caldwell served as Chairman of the Board of Directors. Mr. Caldwell spent 32 years at Ford Motor Company, where he served as Chairman of the Board of Directors and Chief Executive Officer from 1980 to 1985 and a Director from 1973 to 1990. He served as a Director and Senior Managing Director of Lehman Brothers Inc. and its predecessor, Shearson Lehman Brothers Holdings Inc., from 1985 to February 1998. Mr. Caldwell is also a Director of American Guarantee & Liability Insurance Company, The Mexico Fund, Russell Reynolds Associates, Inc., Waters Corporation and Zurich Holding Company of America, Inc. He has served as a Director of CasTech Aluminum Group, Inc., the Chase Manhattan Bank, N.A., the Chase Manhattan Corporation, Digital Equipment Corporation, Federated Department Stores Inc., the Kellogg Company, Shearson Lehman Brothers Holdings Inc., Specialty Coatings International Inc. and Zurich Reinsurance Centre Holdings, Inc.

     Reginald H. Jones has been a Director since October 1996. Mr. Jones retired as Chairman of the Board of Directors of General Electric Company ("General Electric") in April 1981. At General Electric, he served as Chairman of the Board of Directors and Chief Executive Officer from December 1972 through April 1981, President from June 1972 to December 1972 and a Director from August 1971 to April 1981.

     John D. Macomber has been a Director since October 1996. He has been a principal of JDM Investment Group since 1992. He was Chairman and President of the Export-Import Bank of the United States (an agency of the U.S. Government) from 1989 to 1992. From 1973 to 1986 Mr. Macomber was Chairman and Chief Executive Officer of Celanese Corporation. Prior to that, Mr. Macomber was a Senior Partner of McKinsey & Company. Mr. Macomber is also a Director of The Brown Group, Inc., IRI International, Lehman Brothers Holdings Inc. and Textron Inc.

     Laurence Z. Y. Moh has been a Director since October 1996. At present, he is Chairman and Chief Executive Officer of Plantation Timber Products Limited (CHINA), which he founded in 1996. He is Chairman Emeritus of Universal Furniture Limited, which he founded in 1959.

     Thomas P. Salice has been a Director since October 1996. Mr. Salice is President of AEA Investors and has been associated with AEA Investors since June 1989. Mr. Salice is also a Director of Waters Corporation.


                    FURTHER INFORMATION CONCERNING THE BOARD
                           OF DIRECTORS AND COMMITTEES

     The Board of Directors of the Company directs the management of the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board and two standing committees: Audit and Compensation. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues. The Company has no nominating or similar committee.
Board Meetings and Committees

     The Board of Directors of the Company held a total of five meetings and took two actions by written consent during the fiscal year ended December 31, 1998. Each current director attended 75% or more of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board on which he served.

     The Audit Committee's principal functions are to review the scope of the annual audit of the Company by its independent public accountants, review the annual financial statements of the Company and the related audit report of the independent auditors, review management's selection of an independent public accounting firm each year and review audit and any non-audit fees paid to the Company's independent public accountants. The Company's Chief Financial Officer generally attends Audit Committee meetings and gives reports to and answers inquiries from the Audit Committee. The Audit Committee reports its findings and recommendations to the Board. The Audit Committee is currently composed of three non-employee directors. From January 1, 1998 to February 1, 1998, the members of the Audit Committee were John D. Macomber (Chairman) and Alan W. Wilkinson. Mr. Salice became a member of the Audit Committee on February 1, 1998. Mr. Wilkinson resigned from the Board of Directors and the Audit Committee on April 21, 1998. Mr. Caldwell became a member of the Audit Committee on November 5, 1998. During the remainder of the fiscal year ended December 31, 1998, Messrs. Macomber, Caldwell and Salice were members of the Audit Committee. The Audit Committee held three meetings in 1998.

     The Compensation Committee is responsible for developing and making recommendations to the Board of Directors with respect to the Company's compensation policies. The Compensation Committee is also responsible for administering the Company's 1997 Amended and Restated Stock Option Plan. During the fiscal year ended December 31, 1998, members of the Compensation Committee were Reginald H. Jones (Chairman), Laurence Z. Y. Moh and Thomas P. Salice. The Compensation Committee held four meetings in 1998.

Compensation Committee Interlocks and Insider Participation

     The following directors served on the Company's Compensation Committee during the fiscal year ended December 31, 1998: Reginald H. Jones, Laurence Z.
Y. Moh and Thomas P. Salice. No member of the Compensation Committee was at any time during 1998 an officer or employee of the Company or any of its subsidiaries. Mr. Salice served as an officer of the Company and certain of its subsidiaries for part of 1997. Mr.Salice is President of AEA Investors, a shareholder of the Company.

Directors' Compensation

     Members of the Board of Directors of the Company receive reimbursement for traveling costs and other out-of-pocket expenses incurred in attending board and committee meetings. Members of the Board of Directors who are not employees of the Company receive an annual fee of $17,500 (payable quarterly in advance), $1,000 for each Board meeting attended and $500 for each meeting of a committee of the Board attended, plus reimbursement for traveling costs and other out-of-pocket expenses incurred in attending such meetings. In addition, each member of the Board of Directors who is not an employee of the Company receives a stock option grant of 1,000 shares of the Company's Common Stock per year.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and The New York Stock Exchange. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during fiscal 1998, all filing requirements applicable to its executive officers and directors and greater than 10% stockholders were complied with.

                          SECURITY OWNERSHIP OF CERTAIN
                   BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS

Principal Stockholders

     The following table sets forth certain information regarding the beneficial ownership of Mettler-Toledo's Common Stock as of the Record Date with respect to
(i) each person known to Mettler-Toledo to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of Mettler-Toledo's directors,
(iii) each of the executive officers named in the table under "Compensation of Executive Officers-Executive Compensation-Summary Compensation Table," and (iv) all the Company's directors and executive officers as a group. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of Common Stock owned by them, except to the extent such power may be shared with a spouse.

                                                 Shares Benefically Owned(1)
                                                 ----------------------------
Name of Beneficial Owner                             Number          Percent
                                                     ------          -------

Directors:
     Robert F. Spoerry(2)..................         939,481           2.42%
     Philip Caldwell(3)(4).................          99,101             *
     Reginald H. Jones(4)..................          46,796             *
     John D. Macomber(4)...................          55,940             *
     Laurence Z. Y. Moh(4).................         356,978             *
     Thomas P. Salice(3)(4)................         612,459           1.59%

Named Executive Officers:
     William P. Donnelly(3)(5).............         132,005             *
     Karl M. Lang(6).......................         170,848             *
     Lukas Braunschweiler(6)...............         167,848             *
     John D. Robechek(3)(6)................         156,999             *
     All directors and executive
     officers as a group (12 persons)......       2,991,871           7.62%
-------------------------------------------

     * The percentage of shares of Common Stock beneficially owned does not exceed one percent of the outstanding shares of Common Stock.

(1) Calculations of percentage of beneficial ownership are based on 38,400,363 shares of Common Stock outstanding on the date hereof, and in each case assume the exercise by only the named shareholder of all options for the purchase of Common Stock held by such shareholder which are exercisable within 60 days of the date hereof.

(2) Mr. Spoerry is also a Named Executive Officer. Includes 444,358 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days from the date hereof.

(3) Includes shares held by, or in trust for, members of such individual's family for which Messrs. Caldwell, Salice, Donnelly and Robechek disclaim beneficial ownership. Does not include shares held by AEA Investors, of which Mr. Salice is an officer.

(4) Includes 200 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of the date hereof.

(5) Includes 70,470 shares of Common Stock issuable upon exercise of options that are excercisable within 60 days from the date hereof.

(6) Includes 91,389 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days from the date hereof.

                       COMPENSATION OF EXECUTIVE OFFICERS

Executive Compensation

     The following table sets forth certain information with respect to the annual and long-term compensation of the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers:

                          Summary Compensation Table(1)

                                                                                                  Long Term
                                                          Annual Compensation                    Compensation
                                                                                                  Securities
                                                                              Other Annual        Underlying         All Other
Name and Principal Position          Year        Salary        Bonus(2)       Compensation        Options(#)       Compensation
---------------------------          ----        ------        --------       ------------        ----------       ------------
Robert F. Spoerry.............       1998       $380,859       $547,257       $35,040(3)              50,000        $113,906(4)
  President and Chief Executive      1997        386,074        427,113        36,212(3)             125,839         112,816(4)
  Officer                            1996        435,135        276,521         8,857(3)           1,047,976         124,431(4)

William P. Donnelly,..........       1998        163,988        209,216        24,016(5)              25,000          47,804(4)
  Chief Financial Officer            1997        124,095        208,464        18,614(5)             195,050          36,768(4)
                                     1996             --             --           --                      --             --

Karl M. Lang,.................       1998        167,384        146,361           --                  20,000          56,212(4)
  Head, Laboratory                   1997        170,424        134,209           --                  37,751          55,319(4)
                                     1996        212,997         88,375           --                 209,597          61,901(4)

Lukas Braunschweiler,.........       1998        166,414        165,066           --                  25,000          49,995(4)
  Head, Industrial and Retail        1997        168,218        201,676           --                  37,751          49,145(4)
  (Europe)                           1996        210,893         66,162           --                 209,597          62,482(4)

John D. Robechek, ............       1998        212,414        144,059           --                  10,000           7,591(6)
  Head, Industrial and Retail        1997        220,000        193,886           --                  37,751           7,754(6)
  (Americas)                         1996        233,754         88,137           --                 209,597           6,215(6)
---------------

(1) Amounts paid in Swiss francs (all amounts except those paid to Mr. Robechek) were converted to U.S. dollars at a rate of SFr 1.2355 to $1.00 for 1996, SFr 1.4505 to $1.00 for 1997, and SFr 1.4990 to $1.00 for 1998,
       in each case the average exchange rate during such year.

(2)    Does  not  include   Ciba-Geigy  AG  bonuses  to  the  Messrs.   Spoerry,
       Braunschweiler, Lang and Robechek for services rendered to Ciba-Geigy AG in connection with its efforts to sell the Company.

(3) Represents additional compensation paid to fully offset, after payment of all taxes and social security contributions, interest charged to Mr. Spoerry on a loan to Mr. Spoerry from Mettler-Toledo GmbH, a subsidiary of the Company. See "Certain Transactions."

(4) Represents Company contributions to the Mettler-Toledo Fonds (a Swiss pension plan similar to a defined contribution plan under U.S. law). Fifty percent of the amount shown is a required employee contribution under the plan which the Company has contributed on behalf of the Named Executive Officers, and the other 50% is a required matching employer contribution.

(5) Represents allowances associated with Mr. Donnelly's status as an expatriate in Switzerland.

(6) Includes the value of group life insurance over $50,000 of $1,071 for 1996, $1,036 for 1997 and $2,091 for 1998; the Company's contribution to Mr. Robechek's 401(k) plan account of $4,500 for 1996, $4,750 for 1997 and $5,000 for 1998; Mr. Robechek's profit sharing payout under the Company's Performance Dividend Plan of $644 for 1996, $1,968 for 1997 and $500 for 1998.


Option Grant Table

     The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 1998 by the Company to the individuals named in the Summary Compensation Table:


                                   Option Grants In Last Fiscal Year
                                                                                                 Potential Realizable Value
                                                                                                 at Assumed Annual Rates of
                                   Number of         % of Total                                 Stock Price Appreciation for
                                   Securities     Options Granted    Exercise/                          Option Term(1)
                                   Underlying     to Employees in    Base Price    Expiration   ----------------------------
Name                            Options Granted     Fiscal Year       ($/Sh)         Date         5% ($)          10% ($)
----                            ---------------   ---------------    ----------    ----------    -------         --------
Robert F. Spoerry..........          50,000            9.09%          21.50          2004        $365,603        $829,428
William P. Donnelly........          25,000            4.55%          21.50          2004         182,801         414,714
Karl M. Lang...............          20,000            3.64%          21.50          2004         146,241         331,771
Lukas Braunschweiler.......          25,000            4.55%          21.50          2004         182,801         414,714
John D. Robechek...........          10,000            1.82%          21.50          2008         135,212         342,655
---------------

(1) The assumed annual rates of appreciation over the term of the option are set forth in accordance with rules and regulations adopted by the Securities and Exchange Commission and do not represent the Company's estimate of stock appreciation price.


Option Exercise Table

     No options to purchase Common Stock were exercised by the Named Executive Officers in 1998. The following table sets forth information with respect to the aggregate number of unexercised options to purchase Common Stock granted to the Named Executive Officers and held by them as of December 31, 1998, and the value of unexercised in-the-money options (i.e., options that had a positive spread between the exercise price and the fair market value of the Common Stock) as of December 31, 1998.

                                                      Aggregated Option Exercises In Last Fiscal Year
                                                         And Option Values As Of December 31, 1998


                                                                  Number of Securities
                                                                 Underlying Unexercised        Value of Unexercised
                                  Shares                            Options at Fiscal          In-The-Money Options
                                Acquired on      Value                 Year-End(#)           at Fiscal Year-End($)(1)
                                 Exercise       Realized     ----------------------------    ---------------------------
Name                                (#)           ($)        Exercisable    Unexercisable    Exercisable   Unexercisable
----                            -----------     --------     -----------    -------------    -----------   -------------
Robert F. Spoerry............        0             0            444,358        779,457       $8,737,316     $14,200,001
William P. Donnelly..........        0             0             70,470        149,580        1,357,381       2,429,882
Karl M. Lang.................        0             0             91,389        175,959        1,778,114       3,028,179
Lukas Braunschweiler.........        0             0             91,389        180,959        1,778,114       3,060,992
John D. Robechek.............        0             0             91,389        165,959        1,778,114       2,962,554
---------------

(1) Sets forth values for "in the money" options that represent the positive spread between the respective exercise/base prices of outstanding stock options and the closing price of $28.0625 per share at December 31, 1998, as reported on the New York Stock Exchange.



Employment Agreements

         Mettler-Toledo GmbH, a subsidiary of the Company, entered into an employment agreement (the "Agreement") with Robert F. Spoerry (the "Executive") dated as of October 30, 1996. The Agreement provides for an annual base salary, which may be increased from time to time in accordance with the Company's normal business practices, and for participation in the Company's bonus plan. The 1998 annual base salary was SFr 570,909 (approximately $380,860 using the average exchange rate for 1998 of SFr 1.4990 to $1.00).

In addition, the Agreement provides for payment of the amount necessary, after payment of all taxes and social security contributions, to fully offset the interest charged to the Executive on a certain loan to the Executive. See "Certain Transactions" for a description of the loan. The Agreement prohibits the Executive from competing with the Company for a period of 24 months after termination of employment. The Agreement may be terminated without cause, on 36 months notice during which period the Executive is entitled to full compensation under the Agreement.

         Mettler-Toledo GmbH, a subsidiary of the Company, also entered into employment agreements with Lukas Braunschweiler, William P. Donnelly and Karl Lang, and Mettler-Toledo, Inc., a subsidiary of the Company, entered into an employment agreement with John D. Robechek. The employment agreements provide for a base salary subject to adjustment and participation in the Company's bonus plan and participation in the Company's other employee benefit plans. Each agreement prohibits the executive from competing with the Company for a period of twelve months after termination of employment. Each agreement may be terminated without cause, on twelve months notice during which period the executive is entitled to full compensation under the agreement.

Retirement Plans

         Mr. Robechek is covered under two pension plans, the Mettler-Toledo Retirement Plan and the Mettler-Toledo Supplemental Retirement Income Plan. Benefits under these plans are determined by career average compensation rather than final compensation. The annual accrual for each year under both plans is the difference of 2% of annual compensation in a plan year and 0.6% of the lesser of annual compensation or covered compensation (defined under the plans as the average of the Social Security Taxable Wage Bases in effect for each calendar year during the 35-year period ending on the last day of a given plan year). The Mettler-Toledo Retirement Plan includes all compensation up to the qualified plan limitations under the Internal Revenue Code of 1986, as amended ($160,000 per year in 1998), and the Mettler-Toledo Supplemental Retirement Income Plan pays for benefits in excess of these limits. The accrued annual benefit payable to Mr. Robechek under the Mettler-Toledo Retirement Plan is $51,530 and the accrued annual benefit under the Mettler-Toledo Supplemental Plan is $19,557, for a total annual retirement benefit of $71,087 at age 65.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The  Company's   Compensation   Committee,   which  consists  of  three
non-employee directors, is responsible for executive compensation, including setting the Company's compensation philosophy and policies, recommending to the Board of Directors the compensation to be paid to the Chief Executive Officer and determining the compensation for the other executive officers. The Compensation Committee also is responsible for administering the Company's executive incentive plans and programs. The Compensation Committee reviews the Company's executive officer's compensation on an annual basis to ensure that the program continues to meet the goals of its compensation philosophy.

Compensation Policy


         The guiding principle of the Company in compensation is to take into consideration the performance of the individual and the overall results achieved by the Company. This is valid as well for executive compensation.

 .        With regard to the overall  compensation level, the Company wants to be competitive in the global personnel market which is relevant to its activities: the electronics industry, and, in general, businesses with a certain high-tech orientation.

 .        Within this type of environment, the Company wants to pay competitive average base salaries.

 .        The Company  believes in a strong pay/performance linkage and therefore wants to honor in particular fulfillment and overachievement of targets by a cash bonus.

 .        The Company  wants to align the interests of its executives with  those of its stockholders by linking the executives' annual cash bonus and the long-term incentive compensation to the Company's performance and by encouraging its executives to purchase equity in the Company.

         As a consequence, the Company's compensation program consists of three basic elements: base salary, annual cash bonus and long-term compensation in the form of stock options.

Base Salary

         The Company's base salary policy was originally established when the Company was owned by Ciba-Geigy AG. In mid-1996, before the purchase of the Company from Ciba-Geigy AG in a transaction sponsored by management and AEA Investors Inc., the base salaries of senior management were voluntarily reduced in exchange for the ability to receive a more significant bonus under the Company's bonus scheme. Base salaries were not adjusted in 1997. In 1998, base salaries of executive officers were individually increased between 1.5% and 2.5%, and in one case voluntarily reduced in exchange for a higher bonus scaling.

Annual Cash Incentive Compensation

         The annual cash bonus is a key element of the incentive policy for senior management. The emphasis is on closely linking executive pay with achieving yearly financial performance targets and on giving greater rewards for achieving above target results.

         The cash bonus scheme was substantially altered in mid-1996 and slightly modified for 1998. After the transition period in 1996, the cash bonus scheme became effective for the full fiscal years 1997 and 1998.

         Depending on the level of target achievement, management receives bonuses of from 0--175% of base salary. If the target is met, the bonus is 50% of base salary for the Chief Executive Officer, 45% of base salary for the Chief Financial Officer and Heads of Divisions, and 37.5% of base salary for other executive officers.

         Targets are established for each business year by the Compensation Committee. Between eighty and ninety percent of the bonus is based on annual operating plan targets for the entire Company (Net Income, EPS, Free Cash Flow) as well as for the respective business unit of the executive (e.g. Sales, EBIT). Ten to twenty percent of the bonus is based on individual performance.

Stock Options

         The Company established a stock option plan which was combined with an equity purchase program at the time of the buyout. Personal equity investment by senior management was a precondition to receiving stock options. The basic philosophy of these combined plans is to have key management's interests more closely aligned with those of the Company and its stockholders and to create a long-term incentive. The number of stock options granted to an executive is predominantly a function of the importance of the executive's position and duties and the performance and abilities of that executive.

         The stock option plan provides that options vest over a period of five years. The exercise price of each share of common stock subject to an option cannot be less than 100% of the fair market value of a share of common stock as of the date of grant.

CEO Compensation

         The Compensation Committee determines Mr. Spoerry's compensation on the same basis and under the same philosophy it uses in determining the compensation of other executive officers. As discussed above, the goal of the Compensation Committee is to link a significant portion of the compensation of its executive officers, including Mr. Spoerry, to Company performance.

         Mr. Spoerry's annual base salary was adjusted in 1996 by Ciba-Geigy AG to reflect his new responsibilities prior to the buyout and then voluntarily reduced by Mr. Spoerry with the introduction of the new bonus scheme. It was not adjusted in 1997, and it was increased in 1998 by 2%.

     Based on the Company's performance for fiscal year 1998 and the targets set for the incentive scheme, Mr. Spoerry realized a bonus award equal to 143.7 % of his base salary.

     In November 1998, Mr. Spoerry was granted 50,000 stock options in accordance with the stated goals described above under "Stock Options."

Section 162(m)

         Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a deduction to any publicly held corporation for compensation paid in excess of $1 million in a taxable year to its chief executive officer or any of the four other most highly compensated executive officers employed by such corporation on the last day of its taxable year. The Compensation Committee considered the impact of Section 162(m) on the compensation of its executive officers. The Compensation Committee expects that the deduction limitation does not, and will not, in the near future, have any material consequences for the Company. The Compensation Committee intends to monitor the impact of Section 162(m) and consider structuring executive compensation arrangements so that the deduction limitation will continue not to have any material consequences for the Company.


                                              Respectfully submitted:

                                              Reginald H. Jones
                                              Laurence Z. Y. Moh
                                              Thomas P. Salice


                                              Members of the
                                              Compensation Committee

                                PERFORMANCE GRAPH

         The following graph compares the cumulative total return on $100 invested on November 14, 1997, the date the Company's Common Stock began to trade, in each of the Common Stock of the Company, Standard & Poor's 500 Index and a peer group selected by the Company. The returns of the Standard & Poor's Index and the peer group selected by the Company are calculated assuming reinvestment of dividends. The Company has not paid any dividends. The graph covers a period commencing November 14, 1997, when the Company's Common Stock was first publicly traded, through December 31, 1998. The stock price performance shown on the graph below is not necessarily indicative of future price performance.


                      Comparison of Cumulative Total Return
                  Among Mettler-Toledo International Inc., the
                        S&P 500 Index and the Peer Group

                                [Graphic omitted]


                   November 14, 1997     December 31, 1997     December 31, 1998
                   -----------------     -----------------     -----------------
Mettler-Toledo               100                   123.2                200.4
S&P 500 Index                100                   106.1                136.4
Peer Group*                  100                   103.6                131.0
--------------

* Based on information for a self-constructed peer group of companies involved in the laboratory products industry, which includes the following companies: Beckman Coulter, Inc., Bio Rad Laboratories, Inc., Dionex Corporation, Millipore Corporation, Pall Corporation, The Perkin-Elmer Corporation, Thermedics Inc., Thermo Instrument Systems Inc. and Waters Corporation.

                              CERTAIN TRANSACTIONS


         On October 7, 1996, in order to fund a portion of the purchase price for shares of Common Stock purchased by Mr. Spoerry, President and Chief Executive Officer of the Company, Mettler-Toledo GmbH entered into a loan agreement with Mr. Spoerry, in the amount of SFr 1.0 million (approximately $725,163 at December 31, 1998). The loan bears interest at a rate of 5% and is payable upon demand, which may not be made until seven years after the date of the loan.

     For additional information, see "Further Information Concerning the Board of Directors and Committees - Compensation Committee Interlocks and Insider Participation."

                     RATIFICATION OF APPOINTMENT OF AUDITORS


         On March 10, 1999, the Company appointed PricewaterhouseCoopers ("PWC") as its independent auditors for the fiscal year ending December 31, 1999. During the Company's two most recent fiscal years, and through March 10, 1999, the Company did not consult with PWC as to either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements and the Company did not consult with PWC as to any matter that was either the subject of a disagreement or reportable event.

         On March 10, 1999, the Company dismissed KPMG Fides Peat as its independent auditors. The reports of KPMG Fides Peat on the Company's financial statements for the fiscal years ended December 31, 1998 and December 31, 1997 did not contain an adverse opinion or a disclaimer of opinion, or a qualification or modification as to uncertainty, audit scope, or accounting principles. In connection with its audits for the Company's two most recent fiscal years and through March 10, 1999, there were no disagreements with KPMG Fides Peat on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of KPMG Fides Peat, would have caused it to make a reference to the subject matter of the disagreement(s) in connection with its reports covering such periods. None of the reportable events listed in Item 304(a)(1)(v) of Regulation S-K occurred with respect to the Company and KPMG Fides Peat. The decision to dismiss KPMG Fides Peat as the Company's independent auditors was approved by the Audit Committee of the Company's Board of Directors.

         The Board of Directors has directed that management submit the appointment of PWC as independent auditors for ratification by stockholders at the Annual Meeting. Representatives of PWC are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions. Representatives of KPMG Fides Peat are not expected to be present at the Annual Meeting.

         If  stockholders do not ratify the appointment of PWC, the selection of
independent   auditors  will  be   reconsidered   by  the  Board  of  Directors.

         Proxies  will  be  voted  FOR   ratification   of  the  appointment  of
PricewaterhouseCoopers as independent auditors for the Company for the fiscal year ending December 31, 1999, unless otherwise specified in the proxy. The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers as independent auditors.


                            EXPENSES OF SOLICITATION

         The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mail, some of the officers, directors and regular employees of the Company and its subsidiaries, none of whom will receive additional compensation therefor, may solicit proxies in person or by telephone, telegraph or other means. As is customary, the Company will, upon request, reimburse brokerage firms, banks, trustees, nominees and other persons for their out-of-pocket expenses in forwarding proxy materials to their principals.

                       STOCKHOLDER PROPOSALS FOR THE 2000
                         ANNUAL MEETING OF STOCKHOLDERS

         Stockholders may present proposals which may be proper subjects for inclusion in the proxy statement and for consideration at an Annual Meeting. To be considered, proposals must be submitted on a timely basis. Proposals for the 2000 Annual Meeting must be received by the Company no later than November 27, 1999. Proposals, as well as any questions related thereto, should be submitted in writing to the Secretary of the Company. Proposals may be included in the proxy statement for the 2000 Annual Meeting if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission and in connection with certain procedures described in the Company's By-Laws, a copy of which may be obtained from the Secretary of the Company.


                                  OTHER MATTERS

         The Company knows of no other matter to be brought before the 1999 Annual Meeting. If any other matter requiring a vote of the stockholders should come before the meeting, it is the intention of the persons named in the proxy to vote the same with respect to any such matter in accordance with their best judgment.

         The Company will furnish, without charge, to each person whose proxy is being solicited upon written request, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as filed with the SEC (excluding exhibits). Copies of any exhibits thereto also will be furnished upon the payment of a reasonable duplicating charge. Requests in writing for copies of any such materials should be directed to Mary T. Finnegan, 1900 Polaris Parkway, Columbus, Ohio 43240, USA.

         It  is  important  that  proxies  be  returned   promptly.   Therefore,
stockholders are urged to date, sign and return the accompanying form of proxy in the enclosed envelope.



                                             By order of the Board of Directors,

                                             /s/ James T. Bellerjeau


                                             James T. Bellerjeau
                                             Secretary

Greifensee, Switzerland
March 31, 1999




         The Annual Report to Stockholders of the Company for the fiscal year ended December 31, 1998, including financial statements, accompanies this proxy statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

     PROXY

                        METTLER-TOLEDO INTERNATIONAL INC.
                    Proxy for Annual Meeting of Stockholders
                                  May 18, 1999

                      This Proxy is Solicited on Behalf of
             Mettler-Toledo International Inc.'s Board of Directors

     The undersigned hereby appoints Robert F. Spoerry and William P. Donnelly, and each of them, Proxies for the undersigned, with full power of substitution, to represent and to vote all shares of Mettler-Toledo International Inc. Common Stock which the undersigned may be entitled to vote at the 1999 Annual Meeting of Stockholders of Mettler-Toledo International Inc. to be held in New York, New York on Tuesday, May 18, 1999 at 10:00 A.M., or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

     Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors' recommendations, please sign the reverse side; no boxes need to be checked. IF THIS PROXY IS SIGNED BUT NO SPECIFICATION IS MADE, THE PROXY SHALL BE VOTED FOR ITEMS 1 AND 2 in their discretion, the appointed Proxies are authorized to vote upon such other business as may properly come before the meeting.

                   (continued and to be signed on other side)

                            - FOLD AND DETACH HERE -

                                                        Please mark
                                                        your vote as
                                                        indicated in
                                                        this example   /X/

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2
ITEM NO.1

ELECTION OF DIRECTORS

                  WITHHOLD
FOR ALL           AUTHORITY
NOMINEES       to vote for all   Robert F. Spoerry     John D. Macomber
listed to      nominees listed   Philip Caldwell       Laurence Z. Y. Moh
the right       to the right     Reginald H. Jones     Thomas P. Salice
  /  /              /  /

                                 *Instruction: To withhold authority
                                  from any individual nominee(s), write the nominee(s) on the line provided below:

                                 -----------------------------------------------

ITEM NO. 2                                       FOR       AGAINST       ABSTAIN
APPROVAL OF AUDITORS                             / /        / /            / /

I PLAN TO ATTEND MEETING
If you check this box to the right an admission card will be sent to you   / /

ADDRESS CHANGE
Please mark this box if you have address changes                           / /

          Receipt is hereby acknowledged of the Mettler-Toledo
          International Inc. Notice of Meeting and Proxy Statement.

                    PLEASE SIGN, DATE AND RETURN PROMPTLY
                           IN THE ENCLOSED ENVELOPE.


Signatures(s)                          Signatures(s)
             -------------------------              ----------------------------

                                                   Date                   , 1999
                                                       -------------------
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, adminstrator, trustee or guardian, please give full title as such. Corporate and partnership proxies should be signed by any authorized person indicating the person's title.


                           - FOLD AND DETACH HERE -